Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Aqua Metals, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (a)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common stock, $0.001 par value	457(c)	1,000,000	$0.62	$620,000	0.00011020	$68.33
Total Offering Amount					$620,000		$68.33
Total Fee Offsets							--
Net Fee Due							$68.33

(a)    In accordance with Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall be deemed to cover an indeterminate number of additional shares of Common Stock to be offered or issued from stock splits, stock dividends or similar transactions.